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Exhibit 10.13

SECOND AMENDMENT TO SUPPLY AGREEMENT

[*—Material has been omitted pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted material has been filed separately with the Securities and Exchange Commission.]

        This Second Amendment to Supply Agreement (the "Second Amendment") is made this 14th day of February, 2002 by and between TULLY'S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134, U.S.A. ("Seller"), and TULLY'S COFFEE JAPAN CO., LTD., a company organized under the laws of Japan, doing business at 3-4-1 Takanawa, Minato-ku, Tokyo, Japan ("Buyer").

RECITALS

        A.    Seller and Buyer are parties to that certain Tully's Coffee Supply Agreement dated April 26, 2001(the "Supply Agreement"), as amended by that certain First Amendment to Supply Agreement executed by Buyer and Seller dated October 1, 2001 (the "First Amendment") (with the Supply Agreement and the First Amendment being collectively referred to herein as, the "Supply Agreement"). Unless otherwise defined herein, capitalized terms and phrases used in this Second Amendment shall have the meanings given to such terms and phrases in the Supply Agreement.

        B.    Subject to the terms and conditions set forth herein, Seller and Buyer now desire to further amend the Supply Agreement as set forth in herein.

        NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1.    Amendments. The Supply Agreement is hereby amended as follows:

        1.1    Section 2—Purchase Requirements. Section 2 of the Supply Agreement entitled "Purchase Requirements" is hereby amended to replace the existing Schedule 1 to the Supply Agreement listing of "Tully's Products" which must be procured exclusively from Seller with the new Schedule 1 attached to this Second Amendment. Under the Supply Agreement, Buyer is required to purchase from Seller all of Buyer's requirements for Tully's Products (other than green and roasted coffee beans and ground coffee) needed in Buyer's operations of Tully's Stores in the Territory. For purposes of this Second Amendment and the Supply Agreement, (i) references to "Tully's Stores in the Territory" or "Buyer's Tully's Stores" shall be deemed to include (x) Tully's Stores hereafter opened in the Territory by franchisees pursuant to a franchise business support agreement to be entered into between Buyer and Venture Link Co., Ltd. on or about the same date as this Second Amendment ("VL Franchised Tully's Stores"), and (y) Tully's Stores heretofore or hereafter opened in the Territory by franchisees without the support of Venture Link Co., Ltd. If Seller shall develop any new product or products in connection with the operation of Tully's Stores (which do not replace existing Tully's Products), Seller shall have the right to include such new products on the list of Tully's Products covered by the Supply Agreement, provided that notwithstanding to the contrary herein or in that certain License Agreement dated April 26, 2001 entered into between Seller and Buyer(as the same has been amended or otherwise modified in writing, the "License Agreement"), Buyer shall not be required to carry or utilize any such new product in the Tully's Stores in the Territory. If Seller develops a product to replace any Tully's Product for use in the majority of Tully's Stores worldwide, such replacement product shall automatically replace such Tully's Product on the then existing list of Tully's Products covered by the Supply Agreement, provided, however, that (i) notwithstanding to the contrary herein or in the License

Agreement, the foregoing shall not result in a requirement to buy such replacement product from Seller if the replaced product is then being supplied by an approved alternative vendor pursuant to Section 2.7, (ii) such replacement product shall be reasonably sized and scaled and, if applicable, compatible with electric outlets and current, for Tully's Stores in the Territory, (iii) such replacement product shall comply with all applicable official regulations in the Territory (including the health code), (iv) the foregoing shall not result in a requirement to buy such replacement product from Seller until such replacement product shall have all necessary approvals from governmental authorities in the Territory; and (v) Seller shall provide to Buyer all information reasonably necessary for Buyer to import such replacement product into Japan, including all such information requested by governmental authorities in the Territory. Buyer agrees to use its commercially reasonable best efforts to expeditiously obtain all necessary approvals from governmental authorities in the Territory with respect to any replacement Tully's Product except to the extent that by virtue of subparagraph (i) above, Buyer is not obligated to purchase such replacement Tully's Product.

        Notwithstanding the foregoing paragraph, nothing contained in this Second Amendment is intended to amend, modify or otherwise alter the terms and conditions contained in the Supply Agreement with respect to the purchase of green and roasted beans and ground coffee, including without limitation Sections' 2.4 and 2.5 of the Supply Agreement.

        1.2    Section 2.1—Price. Section 2.1 of the Supply Agreement entitled "Price" is hereby amended by adding the following two paragraphs:

          Notwithstanding anything to the contrary herein above, effective for purchase orders delivered on and after February, 15, 2002, the price charged by Seller to Buyer for paper and plastic cups and lids among the Tully's Products shall not exceed the sum of (x) the Actual Landed Cost to Seller to acquire or manufacture such Tully's Product, and (y) a mark-up equal to [ * ] of such Actual Landed Cost to Seller. For example, if Seller's Actual Landed Cost of a single paper cup is [ * ] then Seller's price to Buyer for such cup shall not exceed [ * ] with the mark-up being calculated as [ * ] of the Actual Landed Cost to Seller or [ * ]. As used in this Agreement, the phrase "Actual Landed Cost" to Seller or to Buyer, as the case may be, shall take into account the actual cost of acquiring or manufacturing the relevant product, and include all normal charges for freight, duty, taxes, customs fees, funds transfer and/or wiring fees and foreign exchange fees and costs (including the retail margin charged by the exchanging bank over the rate at which the relevant currencies are being traded) incurred by Seller or Buyer, as the case may be.

          In addition, effective upon the date of the opening of the first VL Franchised Tully's Store, the price charged by Seller to Buyer for all Tully's Products shall not exceed the sum of (x) the Actual Landed Cost to Seller to acquire or manufacture such Tully's Product, and (y) a mark-up equal to [ * ] of such Actual Landed Cost to Seller. Seller will continue to make good faith efforts to negotiate with third party vendors for improved pricing on all Tully's Products procured from third party vendors.

        1.3    Section 2.2—Delivery. Section 2.2 of the Supply Agreement entitled "Delivery" is hereby amended and restated to read as follows:

          2.2.1    General Terms. Delivery of all Tully's Products shall be F.O.B. Seller's dock in Seattle, Washington, U.S.A., or, with respect to any Tully's Product which is to be shipped directly from Seller's vendor for such product, F.O.B. the port of Seattle, Washington, U.S.A., or with respect to the Tully's Products that originate from countries other than the U.S., F.O.B., a port of the country of origin of such products. Title and risk of loss shall pass to Buyer upon delivery of the Tully's Products to the carrier selected by Buyer ("Buyer's Carrier") at Seller's dock or such other F.O.B. as specified above. Buyer shall be responsible for all freight charges, freight insurance and all import, export, duties, taxes and charges imposed by the international transportation of the Tully's Products. Seller shall follow all Buyer's instructions reasonably necessary to comply with any import policies and procedures in Japan with respect to packaging, marking and labelling standards established by any governing agency of Japan, provided the cost of complying with any such standards shall be passed through to Buyer as part of the cost of the applicable Tully's Product. Buyer shall have the right to request to see all back-up invoices related to the cost of Seller's compliance with such packaging, marking and labelling standards. Buyer shall be responsible for compliance with all other import policies and procedures in Japan including special licenses and any other requirements established by any governing agency of Japan.

          Seller shall use commercially reasonable efforts to accept purchase orders for the Tully's Products that Buyer from time to time places. If Seller accepts an order for the Tully's Products, Seller shall deliver its acceptance to Buyer within three (3) business days after its receipt of the order. Seller shall have the right to accept individual components of a particular purchase order even if other components are not accepted. Further, Seller shall use commercially reasonable efforts to deliver to Buyer's Carrier all the Tully's Products within twenty-one (21) days of its acceptance of Buyer's purchase order or such other lead times as are prescribed by agreement of Seller and Buyer in Schedule 1 attached hereto for particular products from time to time, provided payment has been arranged in accordance with Section 2.3 below. Except as set forth in Section 2.2.3 below, Seller shall not be liable for damages resulting from late shipments. However, Seller shall inform Buyer as soon as reasonably possible, in case of a delay in the delivery of an order to Buyer's Carrier. If Buyer fails to specify a carrier, Seller may select a carrier at Buyer's risk and expense. Buyer shall have the right to inspect and accept or reject any shipped Product for a period of five (5) days following the completion of customs clearance thereof in Japan, provided, however, that Buyer shall have the right to reject any Product thereafter if such Product has a latent defect or damage. Product may only be rejected if it is damaged or defective. If properly rejected as damaged or defective, Buyer shall ship such Tully's Product to Seller at Seller's expense unless requested by Seller to dispose of such products in Japan. No product may be rejected without written documentation of any alleged damage or defect reasonably acceptable to Seller.

          2.2.2    Non-Acceptance of Purchase Orders. In the event that Seller does not accept a written purchase order for a Tully's Product (or any component thereof) from Buyer within three (3) business days after Seller's receipt of the order, Buyer shall (except in cases where such non-acceptance is due to an existing payment default by Buyer under the terms of Section 2.3 of this Agreement) immediately be permitted to purchase the Tully's Product contained in such written purchase order from third party vendors that Buyer may choose in its sole discretion, provided, however, that in doing so, Buyer shall (i) only be permitted to purchase that quantity of Tully's Product which is included in the written purchase order (or any component thereof) that Seller does not accept, and (ii) Buyer shall comply with all obligations it has under the License Agreement, provided, however, that if the quantity of the Tully's Product which is included in the written purchase order (or any component thereof) that Seller does not accept is not more than the anticipated required quantity for the relevant month of the same Tully's Product that has been specified in the most recent Order Commitment (as defined below), Buyer, in purchasing such Tully's Product from third party vendors, shall only be required to use its commercially reasonable best efforts to comply with the License Agreement with due consideration to the value of Tully's brand and the urgency of the need for such product.

          2.2.3    Failure to Deliver. In the event that Seller accepts a purchase order for Tully's Products from Buyer but Seller fails to deliver the Tully's Product specified in such order to the carrier in accordance with the applicable lead time provided for under this Agreement, such failure to deliver shall, unless caused by a "Force Majeure" (as defined in Section 2.2.6 of this Agreement) be addressed as follows:

            (a)    Upon written notice of a delivery delay with respect to a particular Tully's Product (a "Late Tully's Product") that shall specify the earliest date by which Seller can deliver the Late Tully's Product to Buyer's Carrier (a "Delayed Delivery Notice"), Buyer shall review its inventory, if any, for the Tully's Product belonging to a product category identical to that of the Late Tully's Product and determine whether it has a sufficient supply of such product to meet its needs until the Late Tully's Product is delivered by Seller to Buyer in Japan. If Buyer has a sufficient inventory of the relevant Tully's Product, Buyer shall utilize such inventory to meet its needs and Seller shall deliver the Late Tully's Product to Buyer's Carrier by the date specified in the Delayed Delivery Notice.

            (b)    If Buyer does not have inventory of the relevant Tully's Product sufficient to meet its needs prior to the delivery of the Late Tully's Product to Buyer in Japan, then Buyer shall notify Seller of its immediate need for the relevant Tully's Product (an "Immediate Need Notice A"), then Seller shall use its commercially reasonable best efforts to expedite delivery of the Late Tully's Product to Buyer via air freight at Seller's incremental cost and expense (over the difference in the freight charge of the shipment that would have contained the Late Tully's Product between what Buyer actually incurs and what Buyer would have incurred had the Late Tully's Product been delivered to Buyer's Carrier in time and contained in such shipment), provided however, that Seller may elect, at its option exercisable by written notice to Buyer within forty-eight (48) hours after its receipt of the Immediate Need Notice A, to permit Buyer to purchase the Tully's Product, with respect to which the Immediate Need Notice A has been given, from third party vendors that Buyer may choose in its sole discretion, and provided, further, that in doing so, Buyer shall (i) only be permitted to purchase that quantity of Tully's Products which is equivalent to the quantity of the Late Tully's Product, and (ii) use its commercially reasonable best efforts to comply with all obligations it has under the License Agreement with due consideration to the value of Tully's brand and the urgency of the need for such product. In the event that Buyer is permitted to purchase the Tully's Products, with respect to which an Immediate Need Notice A has been given, from a third party vendor, Buyer shall have no obligation to pay Seller the purchase price of the Late Tully's Product (and if it has been paid, it shall promptly be returned), and shall be entitled to a credit, against the costs of future purchases of any Tully's Products, equal to (a) the Actual Landed Cost to Buyer to purchase such Tully's Products from a third party vendor (provided that Buyer uses its commercially reasonable best efforts to obtain conforming Tully's Products at the best price reasonably available given the circumstances of the order) less (b) the Actual Landed Cost to Buyer had the Late Tully's Product be purchased from Seller under this Agreement.

          In order to avoid any confusion, the parties agree that in any instance where Seller's does not to deliver Tully's Product as a result of Buyer's failure to comply with its payment obligations under Section 2.3 of this Agreement, such non-delivery shall not constitue a failure to deliver under this Section 2.2.3.

          2.2.4    Defective Product, Missing Product and Damaged Product. In the event that Buyer believes that any Tully's Product supplied by Seller under this Agreement is defective, missing or damaged in any respect, such alleged defect or damage shall be addressed as follows:

            (a)    For any Tully's Product which has become defective or damaged during shipment after Seller's delivery of such product to Buyer's Carrier, Buyer's sole remedy shall be to address such defect or damage with Buyer's Carrier and/or its insurance with respect to such shipment.

            (b)    For any Tully's Product which Buyer believes is defective or damaged prior to delivery by Seller to the applicable carrier (the "Defective Product"), Buyer shall set such product aside for later inspection and shall give Seller written notice of such alleged defect or damage. Within forty-eight (48) hours after its receipt of such notice, Seller shall advise Buyer in writing of the earliest day by which Seller can deliver the Tully's Product replacing the Defective Product to Buyer's Carrier. Buyer shall then review its inventory, if any, for the Tully's Product belonging to a product category identical to that of the Defective Product and determine whether it has a sufficient inventory of such product to meet its needs until the product replacing the Defective Product is delivered by Seller to Buyer in Japan. If Buyer has a sufficient inventory of the applicable Tully's Product, Buyer shall utilize such inventory to meet its needs and Seller shall deliver the replacement Tully's Product to the Buyer's Carrier by the date specified in the above Seller's notice.

            (c)    If Buyer does not have inventory of the applicable Tully's Product sufficient to meet its needs prior to the delivery of the replacement Tully's Product to Buyer in Japan, then Buyer shall notify Seller of its immediate need for the Tully's Product replacing the Defective Product (an "Immediate Need Notice B"), then Seller shall use its commercially reasonable best efforts to expedite delivery of the replacement Tully's Product to Buyer via air freight at Seller's sole cost and expense, provided, however, that Seller may elect, at its option exercisable by written notice to Buyer within forty-eight (48) hours after its receipt of the Immediate Need Notice B, to permit Buyer to purchase the replacement Tully's Product from third party vendors that Buyer may choose in its sole discretion, and provided, further, that in doing so, Buyer shall (i) only be permitted to purchase that quantity of Tully's Product equivalent to that of the Defective Product, and (ii) Buyer shall use its commercially reasonable best efforts to comply with all obligations it has under the License Agreement with due consideration to the value of Tully's brand and the urgency of the need for such product. In the event that Buyer is permitted to purchase the Tully's Products under this subparagraph (c) from a third party vendor, Buyer shall have no obligation to pay Seller the purchase price of the Defective Product (and if it has been paid, it shall promptly be returned), and shall be entitled to a credit, against the costs of future purchases of Tully's Products, equal to (a) the Actual Landed Cost to Buyer to purchase such replacement Tully's Products from a third party vendor (provided that Buyer uses its commercially reasonable best efforts to obtain conforming Tully's Products at the best price reasonably available given the circumstances of the order) less (b) the Actual Landed Cost to Buyer had the Defective Products be purchased from Seller under this Agreement.

            (d)    For any shipment of Tully's Products by Seller to Buyer for which there is a discrepancy between the applicable bill of lading for such shipment and Buyer's count of the number of packages, boxes or pallets received, Buyer's sole remedy shall be to address such bill of lading discrepancy with Buyer's Carrier and/or its insurance with respect to such shipment. Notwithstanding the above, actual shortages of Tully's Products contained in unopened cases shall not be covered by the preceding sentence. In the event that Buyer discovers actual shortages of Tully's Products contained in unopened cases, Buyer shall notify Seller of such shortages and the parties shall negotiate an appropriate resolution of such shortage. As used herein, the term "unopened cases" shall mean cases, packages or boxes that remain unopened until opened by Buyer or in the process of customs inspection.

          Notwithstanding the above, Seller shall retain the right to inspect such defective or damaged Product and determin if, in fact, Seller believes such product to be defective or damaged as a result of manufacturing or Seller's control of such product. If the parties disagree with respect to such defect or damage, either party may submit the matter to arbitration under this Agreement, provided that such arbitration shall not affect Seller's obligations under this Section 2.2.4. The provisions of this Section 2.2.4 shall constitute Buyer's sole remedy vis-à-vis Seller with respect to claims for damaged or defective Tully's Products supplied by Seller.

          2.2.5    Order Forecasts. Commencing on March 1, 2002 and continuing monthly thereafter by the 10th of each month during the term of this Agreement, Buyer shall deliver to Seller a rolling forecast of Buyer's reasonably anticipated order requirements for Tully's Products for the three calendar months following the date of such forecast (each such forecast being referred to herein as an "Order Forecast"). Each Order Forecast shall include a month by month forecast identifying the specific Tully's Products and quantities that Buyer anticipates ordering for such months and shall be supported by information regarding and consistent with Buyers actual planned store openings and other needs. Notwithstanding any other provision of this Agreement, in the event, any actual order of Tully's Products by Buyer under this Agreement exceeds the quantities forecast for such month contained in the most recent Order Forecast, Buyer shall (a) have ten (10) calendar days to accept such written purchase order; and (b) shall have the right to make a reasonable adjustment to the applicable lead time for a portion of such Tully's Product for such purchase in excess of the quantity forecast for such month contained in the most recent Order Forecast (provided that in no case shall any such adjustment be more than double the existing lead time for the applicable Tully's Product and, in any case, such adjustment shall not exceed an additional ninety (90) days).

          2.2.6    Force Majeure. Notwithstanding to the contrary in this Agreement or in the License Agreement, none of the parties hereto shall be liable to any of the other parties hereto for any loss, injury, delay or damages suffered by such other party hereto due to labor strikes, riots, storms, fire, earthquakes, explosions, embargoes, government directives or any other law or regulation, act of God, war, or any other cause which is beyond the control of such party (collectively, a "Force Majeure"). For avoidance of doubt, a vendor's failure to manufacture or deliver the Tully's Product timely does not constitute a Force Majeure with respect to Seller's obligation to deliver such Tully's Product to Buyer hereunder, unless such vendor's failure results from a Force Majeure.

        1.4    New Section 2.7—Vendor Changes. The Agreement is hereby amended to add a new Section 2.7 reading as follows:

            2.7    Alternative Vendor Requests. Buyer shall have the right to make written proposals to Seller requesting that Seller shall permit Buyer to use alternative third party vendors for procurement of certain Tully's Products (referred to herein as an "Alternative Vendor Request") where such alternative vendor is capable of providing a worldwide supply of all Seller's and Buyer's then current estimated requirements for a particular Tully's Product at an Actual Landed Cost to Buyer that is more than [ * ] lower than the then current Actual Landed Cost of such product to Buyer. Buyer's right to make Alternative Vendor Requests as to any one product shall be limited in frequency such that any request made as to any given Tully's Product shall not be submitted within six (6) months following the submittal date of the most recently submitted Alternative Vendor Request for the same product. Buyer may, at its option, include up to three (3) alternative vendors in an Alternative Vendor Request, and if more than one such vendor is approved by Seller in accordance with Section 2.7.2, then Buyer shall have the right to choose which of the vendors so approved to supply the subject product.

    In connection with Buyer's good faith preparation of an Alternative Vendor Request with respect to a particular Tully's Product, Buyer may submit a written request to Seller, from time to time, for Seller to notify Buyer of Seller's then current estimated worldwide (excluding the Territory) requirements for such Tully's Products for the following fifteen-month period ("Seller's Requirements"). Seller shall provide such information to Buyer in writing within fifteen (15) business days after receiving such request. If Seller fails to so provide Buyer with such information within such 15-business day period, then for the purposes of this Section 2.7, Seller shall be deemed to have notified Buyer that Seller's Anticipated Requirements for the designated products are zero. For the purposes of this Section 2.7, Buyer is entitled to rely on such notice (or deemed notice) of Seller's Requirements.

          2.7.1    Alternative Vendor Requests. Each Alternative Vendor Request shall identify:

            (a)    the name, headquarters address, phone number and contact person for each proposed alternative vendor;

            (b)    the particular Tully's Product which is the subject of the Alternative Vendor Request;

            (c)    a valid, written quote from each proposed alternative vendor (i.e., a quote which, if accepted, would create a binding contract) identifying the price at which such alternative vendor will agree to provide such Tully's Products to both Seller and Buyer, the lead times for ordering and the period of time for which such price is guaranteed without change;

            (d)    a schedule showing a computation of Buyer's current Actual Landed Cost for the product as purchased from Seller and a computation of Buyer's projected Actual Landed Cost from each alternative vendor (including in each case (i) the invoice cost, and (ii) all freight, duty, taxes, exchange rates, funds transfers, customs charges, CFS/container delivery charges and other expense components of such cost (collectively, "Other Expenses:") with back-up documentation for the Other Expenses, if requested by Seller) and a comparison between the two demonstrating at least a [ * ]difference in the Actual Landed Cost to Buyer;

            (e)    a complete, fully developed product sample for the particular Tully's Product by each proposed alternative vendor;

            (f)    any other terms and conditions applicable to purchases of Tully's Products from each proposed alternative vendor including without limitation payment terms and any standard purchase order terms and conditions; and

            (g)    if readily available, the following background information on each proposed alternative vendor: (i) information concerning such vendor's production capacity, (ii) credit rating, (iii) other customers of vendor, (iv) vendor access to necessary raw materials and product components, and (v) applicable experience in manufacturing, selling and distributing the particular type of product at issue.

          For a period of fifteen (15) calendar days following Seller's receipt of an Alternative Vendor Request, Seller shall have the right to request additional information in writing (an "Additional Information Request") with respect to any proposed alternative vendor provided such information is reasonably related to determining whether such Alternative Vendor Request complies with all of the applicable requirements set forth in this Agreement. Buyer shall endeavor in good faith to provide such information, to extent such information is readily available, to Seller within thn (10) calendar days following Buyer's receipt of an Additional Information Request. To the extent any information requested by Seller is not readily available, Buyer shall have the right to deliver to Seller additional mitigating information in lieu of the information which is not readily available and Seller shall give due consideration to such mitigating information

          2.7.2    Requirements for Approval of Alternative Vendor Requests. Seller shall have no obligation to approve any Alternative Vendor Request unless all of the following requirements (the "AVR Requirements") are met (as determined in Seller's reasonable discretion):

            (a)    the proposed alternative vendor must be a bona fide third party vis-a-vis Buyer with no direct or indirect common ownership, no common officers or directors, and no other contractual or other arrangements between such vendor and Buyer which are not on a commercially reasonable arms length basis;

            (b)    the Actual Landed Cost to Buyer of the Tully's Products contained in the quote subject to the Alternative Vendor Request shall be more than [ * ] lower than the current Actual Landed Cost to Buyer for such Tully's Product as supplied by Seller under this Agreement;

            (c)    the other material terms and conditions of the quote (including but not limited to the payment terms related to timing of payments and applicable discounts, lead times, type of shipping and shipping terms, warranty terms, volume minimums, rebates and incentives, termination provisions, remedies for breach and limitation of damages/liability) submitted by such alternative vendor shall be no less favorable to Buyer than the other current terms and conditions applicable to sales of such Tully's Products made under this Agreement including applicable ordering lead times for the product as set forth on the attached Schedule 1;

            (d)    such alternative vendor shall confirm in writing to Seller that it is prepared to sell to Seller all of Seller's Requirements for such Tully's Products for a price and on such other terms and conditions are identical to those included in the quote with the Alternative Vendor Request with Seller having the option but not the obligation to purchase some or all of Seller's Requirements for such products from such alternative vendor with the understanding of Seller that the price charged by the Alternative Vendor may increase if Seller buys less than all of Seller's Requirements from such Alternative Vendor);

            (e)    the alternative vendor's price shall be guaranteed not to increase for a period of at least twelve (12) months;

            (f)    the sample product included in the Alternative Vendor Request and all subsequent Tully's Products supplied by such alternative vendor to Buyer or Seller shall meet all of Seller's "Product Standards." As used herein, the phrase Seller's Product Standards shall mean with respect to any sample product submitted (or any subsequent Tully's Product supplied by such alternative vendor to Buyer or Seller) that, as compared to the existing counterpart Tully's Product then being supplied by Seller under this Agreement, such alternative product is of the substantially the same or superior quality, firmness, texture, durability, expected wear, materials, craftsmanship, color, color scheme, color clarity, clarity of graphics, function, scale, detail, and graphics (including correct presentation of all of Seller's logos and trademarks). As used above, the phrase "substantially the same or superior" shall be interpreted so as to protect and uphold Seller's current brand image; and

            (g)    the proposed alternative vendor must be reasonably well qualified to supply the Seller's Requirement as well as Buyer's requirement of the Tully's Product of quality substantially the same as the sample product submitted to Seller pursuant to Paragraph (f) above. As used above, the phrase "substantially the same" shall be interpreted so as to protect Seller's current brand image.

          2.7.3    Approval of Alternative Vendor Requests; Seller's Right to Match; Fast-Track Arbitration; Revocation of Alternative Vendors.

          (1)    Approval of Alternative Vendor Requests; Sellers Right to Match. Within thirty (30) calendar days of Seller's receipt of an Alternative Vendor Request, Seller shall inform Buyer in writing whether such request meets all of the AVR Requirements, and if such request covers more than one proposed alternative vendor, which of the proposed alternative vendors meets the AVR Requirements. In the event of an Additional Information Request, such 30-day period shall be deemed extended by a period of time equal to ten (10) calendar days following Buyer's complete response to such Additional Information Request. If Seller's response period as described above lapses without any response by Seller, the request shall be deemed to have been approved by Seller with respect to each proposed alternative vendor covered thereby. If such request meets all of the AVR Requirements, Seller shall also inform Buyer whether Seller will match the price for such product contained in the Alternative Vendor Request and retain the right to supply such products to Buyer. If Seller agrees to match such price, then such price shall become effective for all orders of such product submitted by Buyer to Seller commencing on the calendar day following the date on which Buyer receives Seller's notice of agreement to match the price. If Seller does not agree to match such price then Buyer shall, subject to the transition requirements and other terms set forth below, be entitled to purchase such product directly from the proposed alternative vendor. In the event that Seller informs Buyer that an Alternative Vendor Request does not meet all of the AVR Requirements for each proposed alternative vendor, Seller shall specify the reason or reasons, in writing and in reasonable detail, that has led it to such conclusion (a "Cause for Rejection"), whereupon Buyer shall have a period of thirty (30) calendar days within which to have the Cause for Rejection removed and resubmit an amended Alternative Vendor Request. The provisions of this Agreement shall apply to any such amended Alternative Vendor Request as if it were an original Alternative Vendor Request, provided that the resubmission of an amended Alternative Vendor Request can be made only once for each Alternative Vendor Request, and that for the purpose the restriction on the frequency of Alternative Vendor Request as set forth in Section 2.7 of this Agreement, an amended Alternative Vendor Request shall be deemed to have been submitted simultaneously with the original Alternative Vendor Request.

          If Seller approves an Alternative Vendor Request, the sample product submitted in connection with such request shall be deemed to meet all applicable requirements under the License Agreement for use, sale and/or distribution of such product in Tully's Stores in the Territory so long as such product remains substantially the same as the sample product. As used above, the word "substantially" shall be interpreted so as to protect Seller's current brand image.

          (2)    Fast-Track Arbitration. In the event Buyer believes that Seller has unreasonably refused to approve an Alternative Vendor Request based upon a failure to meet the AVR Requirements, Buyer shall have the right to request a fast-track arbitration pursuant to the Fast-Track Arbitration Provisions set forth below (in lieu of Section 8.2 of this Agreement) with respect to whether Seller's refusal to approve the Alternative Vendor Request based upon a failure to meet the AVR Requirements was reasonable or not. The terms, conditions and procedures of such fast-track arbitration are as follows (the "Fast-Track Arbitration Provisions"):

      (i)
      Buyer shall request such arbitration with the American Arbitration Association ("AAA") through its Seattle office. The venue of such arbitration shall be in Seattle, Washington.

      (ii)
      Such arbitration shall be conducted before a single arbitrator in accordance with AAA arbitration rules (under the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his or her award, the specific performance of this Agreement unless it is determined that performance is impossible. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction over the matter or over Seller or Buyer.

      (iii)
      Buyer and Seller shall each be responsible for one half of the AAA arbitration fees and expenses, provided, however, the arbitrator shall include in the arbitration award a determination of who the substantially prevailing party is in the arbitration, and thereafter (x) the losing party shall promptly reimburse the substantially prevailing party its share of the AAA arbitration fees and expenses that the prevailing party already paid prior to such award being issued, (y) the arbitrator shall award to the substantially prevailing party recovery of its reasonable attorneys fees and costs (including without limitation reasonable travel and lodging expenses) and the substantially prevailing party's reasonable costs and expenses for travel, lodging and telecommunications for its reasonably necessary representatives, (z) as a redress for the lost opportunity for the time spent by Buyer's executives at the arbitration hearing, the arbitrator shall award Buyer, if it is the substantially prevailing party, One Thousand United States Dollars (US$1,000.00) per day of the actual arbitration hearing time, and (aa) after such award is issued, the losing party shall be responsible for all of the AAA arbitration fees and expenses, if any, payable after that date.

      (iv)
      The award of such arbitration shall be final, binding and non-appealable, except to the extent provided for in the AAA arbitration rules.

      (v)
      The sole issue in such arbitration shall be whether or not Seller's decision that the Alternative Vendor Request did not meet all of the AVR Requirements was reasonable.

      (vi)
      The burden of proof in any such arbitration shall be on Buyer to demonstrate that Seller's decision was unreasonable.

      (ix)
      The arbitrator shall be instructed to issue the final arbitration award no later than sixty (60) calendar days following the date on which the arbitrator is named. The arbitrator shall be instructed to, and shall have broad discretion to, implement such schedule, rules and procedures as may be necessary to meet this deadline.

          In the event that Seller has requested additional information with respect to any proposed alternative vendor pursuant to Section 2.7.1(g) above that Buyer believes is not reasonably related to determining whether an Alternative Vendor Request complies with all the requirements set forth in this Agreement, then the Fast-Track Arbitration Provisions shall apply (in lieu of Section 8.2 of this Agreement), except that the sole issue in such arbitration is whether such reasonable relation exists.

          In the event that Buyer believes that Seller has unreasonably rejected an Alternative Vendor Request for failing to meet all of the requirements set forth in Section 2.7.1, then the Fast-Track Arbitration Provisions shall apply (in lieu of Section 8.2 of this Agreement), except that the sole issue shall be whether or not Seller's decision that the Alternative Vendor Request did not meet all of the requirements of Section 2.7.1 was reasonable.

          In the event that Buyer believes that Seller has unreasonably determined pursuant to Section 2.7.3(3) below that (i) an alternative vendor is not complying with any of the applicable AVR Requirements in connection with its supply of Tully's Products to either Seller or Buyer, or (ii) an alleged default by an alternative vendor has not been remedied within the given twenty (20) business day cure period, then the Fast-Track Arbitration Provisions shall apply (in lieu of Section 8.2 of this Agreement), except that the sole issue shall be whether or not such determination by Seller was reasonable.

          In the event that Buyer believes that Seller is demanding unreasonable requirements pursuant to Section 2.7.4 for a nondisclosure agreement to be entered into between Seller and an approved alternative vendor, then the Fast-Track Arbitration Provisions shall apply (in lieu of Section 8.2 of this Agreement), except that the sole issue shall be whether such requirements are reasonable (in order to protect Seller's trademarks, proprietary information, marks and processes, and business plans).

          (3)    Revocation of Alternative Vendors. If at any time Seller, in its reasonable discretion, determines that any alternative vendor approved pursuant to this Section 2.7.3 is not complying with any of the applicable AVR Requirements in connection with its supply of Tully's Products to either Seller or Buyer, Seller shall then have the right to deliver to Buyer a written notice of alternative vendor default reasonably identifying the default at issue. Buyer shall have twenty (20) business days from the delivery of such notice in the event that the default relates to the supply of products to Buyer, or forty-five (45) calendar days from the delivery of such notice in the event that the default relates to the supply of products to Seller, in which to demonstrate to Seller that such default has been remedied to Seller's reasonable satisfaction. If, after completion of the applicable cure period, Seller determines in its reasonable discretion that such default has not been remedied, Seller shall have the right to inform Buyer in writing that Buyer is no longer to acquire Tully's Products from such alternative vendor. Seller and Buyer shall then cooperate to ensure an orderly and smooth transition of vendors for such product in accordance with the same terms and conditions as contained in Section 2.7.7 of this Agreement. Without limiting the preceding sentence, Buyer shall be entitled to continue purchasing its requirements of the particular Tully's Products at issue from such alternative vendor until all of such vendor's existing inventory (to the extent held or made based on Buyer's Anticipated Requirements) and committed purchase orders (made in the ordinary course of business) for such products have been purchased by Buyer, provided, however, that, in the event any such revocation involves a quality defect or involves a potential material adverse effect upon Seller's brand, then Buyer's right to purchase such Tully's Product from such alternative vendor shall cease upon the expiration of the applicable cure period. For purposes of this Section 2.7.3, and also for Sections' 2.7.6 and 2.7.7 below, the term "Buyer's Anticipated Requirements" shall mean Buyer's anticipated requirements for any given Tully's Product, as conveyed from time to time in writing by Buyer to Seller specifically for the purposes of, and expressly referring to, this Section 2.7.

          2.7.4    Nondisclosure Agreement; Audit Rights. With respect to any alternative vendor approved pursuant to Section 2.7.3, Seller shall have the right to require, prior to any Buyer's purchasing of any such products from such vendor, that such vendor enter into a nondisclosure agreement with Seller in form and substance as Seller may reasonably require in order to protect its trademarks, proprietary information, marks and processes, and its business plans. In addition, Seller audit rights under Section 4 of this Agreement shall include the right to audit Buyer's invoices and other records related to any approved alternative vendor to ensure that all of the AVR Requirements and other requirements under this Agreement have been and are continuing to be met. In addition, Seller's Section 4 audit rights shall also include the right to request that Buyer shall promptly provide Seller vendor information including cost, quantities related to these costs and associated lead times on all products ordered through vendors (other than Seller) that are for use in Buyer's Tully's Stores.

          2.7.5    Consent to All Uses of Seller's Proprietary Marks. Buyer agrees that any use by Buyer of any of Seller's proprietary marks on or in connection with any product supplied by a vendor other than Seller shall require Seller advance written consent and the execution by any such vendor of a nondisclosure agreement as provided for in Section 2.7.4. Subject to the execution by such vendor of a nondisclosure agreement in form and substance acceptable to Seller, Seller hereby consents to the use of Seller's proprietary marks by any alternative vendor with regard to which Buyer intends to submit an Alternative Vendor Request, provided that (i) such use is solely for the purpose of manufacturing a reasonable number of samples of any Tully's Product for delivery to Seller as part of an Alternative Vendor Request pursuant to Section 2.7.1(e) hereof, and (ii) such use is reasonably necessary because Seller's proprietary marks are a part of the sample product. Once Seller approves an Alternative Vendor Request in accordance with Section 2.7.3 hereof, no further approval from Seller will be necessary for the relevant vendor(s) to use Seller's proprietary marks in manufacturing the relevant Tully's Product solely for sale to Seller and/or Buyer and for Buyer to use and/or sell, and permit to be used and/or sold, such product in Buyer's Tully's Stores in the Territory, provided that such approval: (i) shall only be granted if and to the extent that the applicable Tully's Product includes one or more of Tully's proprietary marks; (ii) shall only continue so long as and to the extent such Tully's Product as manufactured and sold by such alternative vendor remains of substantially the same or superior quality as compared to the sample product approved by Seller as part of the relevant Alternative Vendor Request; and (iii) subject to the applicable transition requirements, shall immediately terminate upon the earlier of (a) any revocation of such alternative vendor in accordance with Section 2.7.3(3) of this Agreement, (b) the replacement of such alternative vendor by Seller in accordance with Section 2.7.6 of this Agreement, or (c) any other termination of such alternative vendor's supplier relationship with both Buyer and Seller. Notwithstanding any other provision of this Agreement, no alternative vendor shall have the right to use any of Seller's proprietary marks in connection with the manufacturing, selling, distributing, transferring, leasing, exchanging or any other use of any product to parties other than Seller or Buyer.

          2.7.6    Seller's Right to Match Prices at a Later Time. In the event Seller has approved an alternative vendor for a particular Tully's Product under Section 2.7.3 and such vendor has been supplying such product to Buyer for at least six (6) months, and if Seller can offer such product to Buyer for an Actual Landed Cost to Buyer that is more than [ * ] lower than the Actual Landed Cost Buyer is then currently paying to its approved alternative vendor for such product, then Seller shall have the right to provide Buyer with a notice of Seller's desire to resume its role as the exclusive supplier of such product to Buyer, which notice shall include the Actual Landed Cost to Buyer that Seller is proposing ("Seller's Quote"), together with Seller's binding written commitment not to increase the Actual Landed Cost to Buyer for such product for at least twelve (12) months. Seller's Quote shall provide the following information with respect to such Actual Landed Cost (i) the invoice cost, and (ii) all freight, duty, taxes, exchange rates, funds transfers, customs charges, CFS/container delivery charges and other expense components of such cost (collectively, "Other Expenses:") with back-up documentation for the Other Expenses. Upon receiving such notice, Buyer shall provide a copy thereof to such alternative vendor. Within twenty (20) business days following receipt of such notice by Buyer, Buyer shall (i) notify Seller in writing whether or not such alternative vendor has committed to match Seller's Quote, and (ii) provide Seller with a copy of such alternative vendor's commitment to match Seller's Quote (which commitment may take any form but shall be signed by such alternative vendor and shall constitute a legally binding commitment). In the event that either (i) Buyer does not provide Seller with the notice referred to in the preceding sentence within the required twenty (20) business day period, or (ii) Buyer notifies Seller that such alternative vendor has not committed to match Seller's Quote, then Seller and Buyer shall cooperate in good faith to ensure an orderly and smooth transition of vendors for such products. Without limiting the preceding sentence, Buyer shall be entitled to continue purchasing its requirements of the particular Tully's Product at issue from such alternative vendor until all of such vendor's existing inventory (to the extent held or made based on Buyer's Anticipated Requirements) and committed purchase orders (made in the ordinary course of business) for such product have been purchased by Buyer. In any case where Buyer has requested that a third party vendor increase its manufacturing and distribution capacity to meet Buyer's Requirements for such product, Buyer's obligation to begin purchasing such product from

  Seller shall be delayed for a reasonable period of time in order to accomplish a fair, reasonable and orderly transition for such third party vendor. Seller's right to send Buyer the notice set forth in this Section 2.7.6 shall be limited in frequency such that any notice sent as to any given product shall not be sent within six (6) months following the date of the most recent notice under this Section 2.7.6 for the same product.

          2.7.7    Transitional Requirements. Upon the approval of an alternative vendor under Section 2.7.3, Buyer and Seller shall work together to ensure an orderly and smooth transition of vendors for such products. Without limiting the preceding sentence, Buyer shall still be required to continue purchasing its requirements of the particular Tully's Product at issue from Seller until all of Seller's existing inventory (to the extend held or made based on Buyer's Anticipated Requirements) and committed purchase orders for such products have been purchased by Buyer. In any case where Seller has requested that an outside vendor increase its manufacturing and distribution capacity to meet Buyer's Anticipated Requirements for a particular Tully's Product, Buyer's right to begin purchasing such product from an approved alternative vendor shall be delayed for a reasonable period of time in order to accomplish a fair, reasonable and orderly transition for such vendor.

          2.7.8    Long Term Purchase Commitments. In the event Seller desires to enter into a purchase commitment (that includes Buyer's anticipated requirements) with an outside vendor for a fixed price or prices on any Tully's Product for a term of one to three years, Seller shall give notice of the same to Buyer together with a description of the price and terms associated with such commitment (a "Product Commitment Notice"). Upon its receipt of a Product Commitment Notice, Buyer shall have the right to determine, in its sole discretion, whether Buyer will forego its right to submit to Seller an Alternative Vendor Request for such Tully's Product during the period of time covered by the Product Commitment Notice. Any such determination shall not be binding upon Buyer unless memorialized in a written agreement signed by Buyer.

        1.5    Amendment to Section 7. Section 7 of the Agreement (as re-numbered in accordance the First Amendment) is hereby amended to replace "If to Seller" notice information with the following:

If to Seller:	Tully's Coffee Corporation 3100 Airport Way South Seattle, Washington 98134 U.S.A. Attention: President and/or Chief Executive Officer Fax: (206) 233-2077

        1.6    Amendment to Section 8.1. Section 8.1 of the Agreement (as re-numbered in accordance with the First Amendment) is hereby amended to read as follows:

    Notwithstanding Section 8.2, either Party shall have the right to elect to seek injunctive or equitable relief as provided for in this Section 8.1. in the state or federal courts situated in Seattle, Washington, USA (and/or in any appellate court therefrom). The parties each consent to jurisdiction in such courts, waive objection to such venue, and waive trial by jury. The parties stipulate and agree that any judgment relating to this Agreement which is entered in a court located within the State of Washington shall be binding throughout the world and may be sued upon, docketed entered and/or enforced, without challenge or opposition on their part and without re-trial of any of the issues which gave rise to such judgment, in any state, country, province, commonwealth or territory having jurisdiction over their respective persons or properties. Either party shall be entitled, without bond, to the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement, the obligations of the other party upon termination or expiration of this

    Agreement, and to prohibit any act or omission by the other party that constitutes a violation of any applicable law, ordinance, or regulation. If either party secures any such injunction or order of specific performance, the other party agrees to pay to such party an amount equal to the aggregate of such party's costs of obtaining such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by such party as a result of the breach of any such provision. If either party commences any such action for an injunction or order of specific performance and is not the prevailing party therein, such party agrees to pay to the other party an amount equal to the aggregate of the other party's costs of defending against such relief, including without limitation reasonable attorney and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses, and any damages incurred by the other party as a result of such proceedings.

        1.7    Amendment to Section 8.2. Section 8.2 of the Agreement (as re-numbered in accordance with the First Amendment) is hereby amended to read as follows:

    Except insofar as either Party elects to enforce this Agreement by judicial process, injunction, or specific performance as hereinabove provided, all disputes and claims relating to any provision hereof, any specification, standard, or operating procedure, or any other obligation of either Party, or the alleged breach thereof (including without limitation any claim that this Agreement any provision thereof, any specification, standard, or operating procedure, or any other obligation of either Party, is illegal or otherwise unenforceable or voidable under any law, ordinance, or ruling) shall be settled by arbitration at Seattle, Washington, under the U.S. Arbitration Act (9 U.S.C §§ 1 et seq..), if applicable, and the rules of the American Arbitration Association (under the general rules of commercial arbitration), provided that the arbitrator shall award, or include in his award, the specific performance of this Agreement unless he determines that performance is impossible. Judgement upon the award of the arbitrator may be entered in any court having jurisdiction thereof or over Seller or Buyer. The arbitrator shall award to the substantially prevailing party recovery of its reasonable attorneys fees and costs (including without limitation reasonable travel and lodging expenses) and the substantially prevailing party's reasonable costs and expenses for travel, lodging and telecommunications for its reasonably necessary representatives. Further, as a redress for the lost opportunity for the time spent by Buyer's executives at the arbitration hearing, the arbitrator shall award Buyer, if it is the substantially prevailing party, One Thousand United States Dollars (US$1,000.00) per day of the actual arbitration hearing time.

        1.8    New Section 10. A new Section 10 of the Agreement (as renumbered by the First Amendment) is hereby added reading as follows:

    Section 10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A. without giving effect to the conflict of law rules or choice of law rules thereof, and by applicable federal law.

2.    Condition Subsequent Regarding Amendments Contained in this Second Amendment. Seller and Buyer acknowledge and agree that Seller willingness to agree to the amendments of the Supply Agreement contained in Sections' 1.1 through 1.6 of this Second Amendment are based and conditioned upon Buyer's plans to provide significant growth in the number of new VL Franchised Tully's Stores to be opened in Japan. As a result, Seller and Buyer agree that, in the event, Buyer fails to open and maintain at least [ * ] new VL Franchised Tully's Stores for business materially consistent with Buyer's other Tully's Stores in the Territory ("Regular Business") on or before the one year anniversary of the date of this Second Amendment then the amendments contained in Sections 1.1 through 1.6 of this Second Amendment shall terminate due the failure of a condition subsequent and automatically be voided and deleted from the Supply Agreement, with the sole exception of pricing for all cups and lids which shall remain as provided for in Section 1.2 of this Second Amendment. As a result thereof and except for pricing related to all cups and lids, all pricing under the Supply Agreement shall revert to the price terms contained in the Supply Agreement prior to date of this Second Amendment. Likewise, (i) the list of Tully's Products shall revert to the list attached to the original Supply Agreement, and (ii) Buyer will not have the right to change suppliers or vendors thereafter for any of the Tully's Products unless Seller consents to such change in its sole discretion.

        Notwithstanding the foregoing, in the event that Buyer fails to open and maintain at lease [ * ] VL Franchised Tully's Stores for Regular Business in the Territory on or prior to the one year anniversary of this Second Amendment but does open up and maintain at [ * ] VL Franchised Tully's Stores for Regular Business in the Territory within eighteen months of the date of this Second Amendment (in other words, on or prior to the same calendar date as the date of this Second Amendment falling in the eighteen months following the month in which this Second Amendment is executed), then the amendments contained in this Second Amendment shall again become effective commencing the calendar day following the date on which the [ * ] VL Franchised Tully's Store opens for Regular Business.

3.    No Other Amendments. Except as specifically set forth in this Second Amendment, the remaining terms and conditions of the Supply Agreement shall remain unchanged and shall remain in full force and effect. In the event of a conflict between the provisions of this Second Amendment and the Supply Agreement, the provisions of this Second Amendment shall prevail.

4.    Execution in Counterparts. This Second Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document notwithstanding that both parties are no signatories to each counterpart. However, this Second Amendment shall not be enforceable against a party until a counterpart has been executed by both parties. An executed counterpart signature page transmitted by facsimile (fax) transmission by one party to the other party shall constitute an original signature page for all purposes.

5.    Integration and Modification. This Second Amendment together with the Supply Agreement constitutes the entire agreement between the parties with respect to the subject matters hereof. For such matters, there are no other agreements or representations not set forth in this Second Amendment or the Supply Agreement, and this Second Amendment together with the Supply Agreement incorporate all prior negotiations, agreements and representations. This Second Amendment may not be modified except in writing signed by each party.

6.    License Agreement. The parties hereto agree that nothing contained in this Second Amendment shall amend, modify or in any way change the terms and conditions contained in the License Agreement. In the event of any conflict between any terms and conditions of this Second Amendment and any of the terms and conditions of the License Agreement, the terms and conditions of the License Agreement shall control and govern.

7.    Miscellaneous. The following provisions of the Supply Agreement are hereby incorporated in this Second Amendment by reference, except that references therein to "this Agreement" shall be deemed to be references to "this Second Amendment": Sections' 3, 5 and 6 (which have been re-numbered as Sections 5, 7 and 8 pursuant to the First Amendment).

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

        Executed as of the date set forth above.

SELLER:

TULLY'S COFFEE CORPORATION

By:	/s/ MARC EVANGER Marc Evanger, its President and CEO

BUYER:

TULLY'S COFFEE JAPAN CO., LTD.

By:	/s/ KOUTA MATSUDA Kouta Matsuda, its President

SCHEDULE 1 TO SECOND AMENDMENT TO SUPPLY AGREEMENT

Except as otherwise provided for in the Supply Agreement, Tully's Products include all of Buyer's (or any approved franchisee of Buyer) requirements or needs for green and/or roasted coffee beans and ground coffee and the other products specifically identified in the Exhibit A attached to this Schedule 1.

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  Exhibit 10.13
SECOND AMENDMENT TO SUPPLY AGREEMENT
SCHEDULE 1 TO SECOND AMENDMENT TO SUPPLY AGREEMENT